Exhibit 99.1
ENERGY FOCUS, INC.
ANNUAL MEETING OF SHAREHOLDERS ON JUNE 16, 2010
Agenda
1.	Call the Meeting to Order
a.	Introductions

b.	Instructions on Rules of Conduct and Procedures

c.	Proof of Notice of Meeting

d.	Proxies; Existence of Quorum
2.	Proposals and Discussion
Proposal No. 1 — Reduction in The Quercus Trust Warrant Exercise Price.
RESOLVED, that the reduction in the exercise price of the March 2008 Warrant to purchase 1,560,062 shares of common stock of The Quercus Trust from $3.08 to $0.01 per share be, and it hereby is, approved.
Proposal No. 2 — Election of Directors.
RESOLVED, that the following seven persons be, and they hereby are, elected as members of the Board of Directors to serve until the 2011 Annual Meeting of Shareholders or until their respective successors are duly elected or appointed and qualify: David Anthony, John M. Davenport, J. James Finnerty, Michael A. Kasper, Joseph G. Kaveski, Paul von Paumgartten, and R. Louis Schneeberger.
Proposal No. 3 — Amendment of the Company’s Certificate of Incorporation.
RESOLVED, that the Company’s Certificate of Incorporation be, and it hereby is, amended to increase the total number of authorized shares of common stock from 30,000,000 to 60,000,000.
Proposal No. 4 — Amendment of the Company’s 2008 Incentive Stock Plan.
RESOLVED, that the amendment to the 2008 Incentive Stock Plan to increase the number of shares of common stock authorized for issuance under the Plan from 1,000,000 to 3,000,000 be, and it hereby is, approved.

Proposal No. 5 — Approval of the issuance of warrants to officers and directors in support of the Company’s bonding support program.
RESOLVED, that the issuance of warrants to officers and directors who have or will participate in the Corporation’s bonding support program be, and it hereby is, approved.
3.	Voting
a.	Opening of Polls

b.	Voting on Proposals

c.	Closing of Polls
4.	Results of Voting

5.	Adjournment

6.	Management Presentation

7.	Questions and Answers
If you have sent in your proxy card, your shares will be voted accordingly.
DO NOT SIGN A BALLOT AT THIS MEETING UNLESS YOU WANT TO
CHANGE THE WAY YOU VOTED ON YOUR PROXY.